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                                                                    EXHIBIT 3.12

                           ARTICLES OF INCORPORATION

                                       OF

                             HMC MERGER CORPORATION



          FIRST: I, George P. Barsness, whose address is 555 Thirteenth St., N.W., Washington, D.C. 20004, being at least 18 years of age, am hereby serving as the incorporator of and forming a corporation under and by virtue of the general laws of the State of Maryland.

          SECOND: The name of the corporation is HMC Merger Corporation (hereinafter referred to as the "Corporation").

          THIRD: The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Maryland.

          FOURTH: The address of the principal office of the Corporation in the State of Maryland is 10400 Fernwood Road, Bethesda, Maryland 20817. The name of the resident agent of the Corporation in the State of Maryland is CSC-Lawyers Incorporating Service Company, 11 East Chase Street, Baltimore, Maryland 21202. Said resident agent is a Maryland corporation.

          FIFTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), and having an aggregate par value of $10.


          SIXTH: The number of directors of the Corporation shall be two (2), which number may be changed from time to time pursuant to the Bylaws of the Corporation; provided, however, that if the Corporation has three (3) or more
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stockholders, the number of directors may not be less than three (3).  The names of the persons who will serve as directors of the Corporation until the first annual meeting of stockholders and until their successors are elected and qualify are: Robert E. Parsons, Jr. and Christopher G. Townsend.


          SEVENTH: The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

          (a) The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its Common Stock, whether now or hereafter authorized, without the approval of the stockholders of the Corporation, for such consideration as is determined by the Board of Directors in accordance with applicable law.
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          (b)  No stockholder of the Corporation shall have preemptive rights to purchase, subscribe for, or otherwise acquire any stock or other securities of the Corporation, and any and all preemptive rights are hereby denied.

          (c) The Corporation reserves the right from time to time to make any amendment of its charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the charter, of any outstanding shares of stock.

          EIGHTH: The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to any act or omission occurring prior to such amendment or repeal.

          NINTH: To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

          TENTH: The enumeration and definition of particular powers of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the general laws of the State of Maryland now or hereinafter in force.

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          ELEVENTH:  The duration of the Corporation shall be perpetual.


          IN WITNESS WHEREOF, I have signed these Articles of Incorporation, acknowledging the same to be my act, on September 28, 1998.



                                    /s/ GEORGE P. BARSNESS
                                    ----------------------
                                    George P. Barsness

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